UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

MEGA MATRIX CORP.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11

MEGA MATRIX CORP.
3000 El Camino Real, Bldg. 4, Suite 200
Palo Alto, California 94306

To the Shareholders of Mega Matrix Corp.:

The 2023 Annual Meeting of the stockholders of Mega Matrix Corp., a Delaware corporation (the “Company”), which was originally scheduled for December 15, 2023, is now scheduled to take place on December 29, 2023 at 10:00 am (PST) via live audio webcast (https://www.cstproxy.com/megamatrix/2023) (the “Annual Meeting”). The information in this letter is intended to supplement certain information included in the definitive proxy statement relating to the Annual Meeting, which was filed with the Securities and Exchange Commission (the “SEC”) on November 3, 2023 (the “Proxy Statement”).

Reduced Quorum Requirement

In addition to postponing the Annual Meeting to December 29, 2023 at 10:00 am (PST), the purpose of this letter is to provide new information about the quorum requirement for the Annual Meeting. On December 16, 2023, our Board of Directors adopted resolutions to amend and restate our Bylaws (the “Bylaw Amendment”) to provide that the holders of one-third (1/3) our outstanding shares entitled to vote, represented in person or by proxy, will constitute a quorum at all meetings of our stockholders for the transaction of business (the “Reduced Quorum Requirement”). Our Bylaws previously required that holders of a majority of our outstanding shares entitled to vote, represented in person or by proxy, would constitute a quorum at all meetings of stockholders. We adopted the Reduced Quorum Requirement as the vast majority of our stockholders hold their shares in “street name” brokerage accounts. This means brokers are responsible for voting the shares unless the underlying stockholder specifically provides instructions to their broker, and many brokers have put in place policies of not voting such shares on “discretionary” or “routine” matters, thus resulting in an inability of companies such as ours to achieve quorum. As a result, many of these shares remain unvoted. As a result of our new Reduced Quorum Requirement, we anticipate that we will be able to hold our Annual Meeting December 29, 2023 and look forward to voting on each of the proposals brought before the Annual Meeting.

Even though we have reduced the required quorum to one-third (1/3) of the shares outstanding, we nonetheless encourage you to cast your vote, if you have not done so already.

Additional Information

This letter should be read in conjunction with the Proxy Statement. We encourage you to read carefully and in its entirety before making a voting decision. To the extent that information in this letter differs from or updates information contained in the Proxy Statement, the information contained herein supersedes the information contained in the Proxy Statement.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement as supplemented hereby, and submit your proxy or voting instructions as soon as possible. For instructions on how to vote your shares, please refer to the Proxy Statement or, if your shares are held in street name, the instructions provided by your bank, broker or nominee.

We look forward to seeing you tomorrow at the Annual Meeting.

Sincerely,

/s/ Yucheng Hu
Yucheng Hu
Chairman, Chief Executive Officer and President
December 18, 2023

The Annual Meeting on December 29, 2023 at 10:00 am (PST) may be attended virtually at https://www.cstproxy.com/megamatrix/2023. The proxy statement and annual report on Form 10-K are available at  https://www.cstproxy.com/megamatrix/2023. Additionally, you may access our proxy materials at https://www.sec.gov.